EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-11323 and 333-19891 on Form S-8 of our report dated June 20, 2012, with respect to the statements of net assets available for benefits of the Range Resources Corporation 401(k) Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of schedule H, line 4i- schedule of assets (held at end of year) as of December 31, 2011, which appear in this Annual Report on Form 11-K of Range Resources Corporation 401(k) Plan for the years ended December 31, 2011 and 2010.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 20, 2012

F-15